UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ____)*

New Skies Satellites Holdings Ltd.

(NAME OF ISSUER)

Common Stock, $0.01 par value per share
(TITLE OF CLASS OF SECURITIES)

G64865 10 1
(CUSIP NUMBER)

May 9, 2005
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. G64865 10 1	13G	PAGE 2 OF 27 PAGES

1.		Name of Reporting Person: Blackstone Capital Partners (Cayman) IV, L.P. I.R.S. Identification Nos. of above persons (entities only):
2.	Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☒
3.		SEC Use Only
4.		Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 4,202,162
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 4,202,162
	8.	Shared Dispositive Power: 0
9.		Aggregate Amount Beneficially Owned by Each Reporting Person: 4,202,162
10.		Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.		Percent of Class Represented by Amount in Row (9): 12.93%
12.		Type of Reporting Person (See Instructions): PN

CUSIP NO. G64865 10 1	13G	PAGE 3 OF 27 PAGES

1.		Name of Reporting Person: Blackstone Family Investment Partnership (Cayman) IV-A L.P. I.R.S. Identification Nos. of above persons (entities only):
2.	Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☒
3.		SEC Use Only
4.		Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 224,664
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 224,664
	8.	Shared Dispositive Power: 0
9.		Aggregate Amount Beneficially Owned by Each Reporting Person: 224,664
10.		Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.		Percent of Class Represented by Amount in Row (9): 0.69%
12.		Type of Reporting Person (See Instructions): PN

CUSIP NO. G64865 10 1	13G	PAGE 4 OF 27 PAGES

1.		Name of Reporting Person: Blackstone Capital Partners (Cayman) IV-A L.P. I.R.S. Identification Nos. of above persons (entities only):
2.	Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☒
3.		SEC Use Only
4.		Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 66,446
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 66,446
	8.	Shared Dispositive Power: 0
9.		Aggregate Amount Beneficially Owned by Each Reporting Person: 66,446
10.		Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.		Percent of Class Represented by Amount in Row (9): 0.20%
12.		Type of Reporting Person (See Instructions): PN

CUSIP NO. G64865 10 1	13G	PAGE 5 OF 27 PAGES

1.		Name of Reporting Person: Blackstone NSS Communications Partners (Cayman) L.P. I.R.S. Identification Nos. of above persons (entities only):
2.	Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☒
3.		SEC Use Only
4.		Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 12,603,628
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 12,603,628
	8.	Shared Dispositive Power: 0
9.		Aggregate Amount Beneficially Owned by Each Reporting Person: 12,603,628
10.		Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.		Percent of Class Represented by Amount in Row (9): 38.79%
12.		Type of Reporting Person (See Instructions): PN

CUSIP NO. G64865 10 1	13G	PAGE 6 OF 27 PAGES

1.		Name of Reporting Person: Blackstone Family Communications Partnership (Cayman) L.P. I.R.S. Identification Nos. of above persons (entities only):
2.	Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☒
3.		SEC Use Only
4.		Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 876,188
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 876,188
	8.	Shared Dispositive Power: 0
9.		Aggregate Amount Beneficially Owned by Each Reporting Person: 876,188
10.		Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.		Percent of Class Represented by Amount in Row (9): 2.70%
12.		Type of Reporting Person (See Instructions): PN

CUSIP NO. G64865 10 1	13G	PAGE 7 OF 27 PAGES

1.		Name of Reporting Person: Blackstone Management Associates (Cayman) IV L.P. I.R.S. Identification Nos. of above persons (entities only):
2.	Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☒
3.		SEC Use Only
4.		Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 4,493,272
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 4,493,272
	8.	Shared Dispositive Power: 0
9.		Aggregate Amount Beneficially Owned by Each Reporting Person: 4,493,272
10.		Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.		Percent of Class Represented by Amount in Row (9): 13.83%
12.		Type of Reporting Person (See Instructions): PN

CUSIP NO. G64865 10 1	13G	PAGE 8 OF 27 PAGES

1.		Name of Reporting Person: Blackstone Communications Management Associates (Cayman) L.P. I.R.S. Identification Nos. of above persons (entities only):
2.	Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☒
3.		SEC Use Only
4.		Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 13,479,816
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 13,479,816
	8.	Shared Dispositive Power: 0
9.		Aggregate Amount Beneficially Owned by Each Reporting Person: 13,479,816
10.		Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.		Percent of Class Represented by Amount in Row (9): 41.49%
12.		Type of Reporting Person (See Instructions): PN

CUSIP NO. G64865 10 1	13G	PAGE 9 OF 27 PAGES

1.		Name of Reporting Person: Blackstone LR Associates (Cayman) IV Ltd. I.R.S. Identification Nos. of above persons (entities only):
2.	Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☒
3.		SEC Use Only
4.		Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 4,493,272
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 4,493,272
	8.	Shared Dispositive Power: 0
9.		Aggregate Amount Beneficially Owned by Each Reporting Person: 4,493,272
10.		Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.		Percent of Class Represented by Amount in Row (9): 13.83%
12.		Type of Reporting Person (See Instructions): OO

CUSIP NO. G64865 10 1	13G	PAGE 10 OF 27 PAGES

1.		Name of Reporting Person: Blackstone FI Communications Associates (Cayman) LDC I.R.S. Identification Nos. of above persons (entities only):
2.	Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☒
3.		SEC Use Only
4.		Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 13,479,816
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 13,479,816
	8.	Shared Dispositive Power: 0
9.		Aggregate Amount Beneficially Owned by Each Reporting Person: 13,479,816
10.		Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.		Percent of Class Represented by Amount in Row (9): 41.49%
12.		Type of Reporting Person (See Instructions): OO

CUSIP NO. G64865 10 1	13G	PAGE 11 OF 27 PAGES

1.		Name of Reporting Person: Peter G. Peterson I.R.S. Identification Nos. of above persons (entities only):
2.	Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☒
3.		SEC Use Only
4.		Citizenship or Place of Organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 17,973,088
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 17,973,088
	8.	Shared Dispositive Power: 0
9.		Aggregate Amount Beneficially Owned by Each Reporting Person: 17,973,088
10.		Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.		Percent of Class Represented by Amount in Row (9): 55.32%
12.		Type of Reporting Person (See Instructions): IN

CUSIP NO. G64865 10 1	13G	PAGE 12 OF 27 PAGES

1.		Name of Reporting Person: Stephen A. Schwarzman I.R.S. Identification Nos. of above persons (entities only):
2.	Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☒
3.		SEC Use Only
4.		Citizenship or Place of Organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 17,973,088
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 17,973,088
	8.	Shared Dispositive Power: 0
9.		Aggregate Amount Beneficially Owned by Each Reporting Person: 17,973,088
10.		Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.		Percent of Class Represented by Amount in Row (9): 55.32%
12.		Type of Reporting Person (See Instructions): IN

ITEM 1(a).	NAME OF ISSUER:

New Skies Satellites Holdings Ltd.

ITEM 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

Canon’s Court, 22 Victoria Street
Hamilton HM12, Bermuda

ITEM 2(a).	NAME OF PERSON FILING:

Blackstone Capital Partners (Cayman) IV L.P.
Blackstone Family Investment Partnership (Cayman) IV-A L.P.
Blackstone Capital Partners (Cayman) IV-A L.P.
Blackstone NSS Communications Partners (Cayman) L.P.
Blackstone Family Communications Partnership (Cayman) L.P.
Blackstone Management Associates (Cayman) IV L.P.
Blackstone Communications Management Associates (Cayman) L.P.
Blackstone LR Associates (Cayman) IV Ltd.
Blackstone FI Communications Associates (Cayman) LDC
Peter G. Peterson
Stephen A. Schwarzman

ITEM 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

c/o The Blackstone Group
345 Park Avenue
New York, New York 10154

ITEM 2(c).	CITIZENSHIP:

Blackstone Capital Partners (Cayman) IV L.P. – Cayman Islands
Blackstone Family Investment Partnership (Cayman) IV-A L.P. – Cayman Islands
Blackstone Capital Partners (Cayman) IV-A L.P. – Cayman Islands
Blackstone NSS Communications Partners (Cayman) L.P. – Cayman Islands
Blackstone Family Communications Partnership (Cayman) L.P. – Cayman Islands
Blackstone Management Associates (Cayman) IV L.P. – Cayman Islands
Blackstone Communications Management Associates (Cayman) L.P. – Cayman Islands
Blackstone LR Associates (Cayman) IV Ltd. – Cayman Islands
Blackstone FI Communications Associates (Cayman) LDC – Cayman Islands
Peter G. Peterson – United States
Stephen A. Schwarzman – United States

ITEM 2(d).	TITLE OF CLASS OF SECURITIES:

Common Stock, $0.01 par value per share

ITEM 2(e).	CUSIP NUMBER:

G64865 10 1

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B),
OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable

ITEM 4.	OWNERSHIP.

(a) Amount beneficially owned:

Blackstone Capital Partners (Cayman) IV L.P, a Cayman Islands exempted limited partnership (“Cayman 1”), is the record holder of 4,202,162 shares of the identified class of securities. Blackstone Family Investment Partnership (Cayman) IV-A L.P., a Cayman Islands exempted limited partnership (“Cayman 2”), is the record holder of 224,664 shares of the identified class of securities. Blackstone Capital Partners (Cayman) IV-A L.P., a Cayman Islands exempted limited partnership (“Cayman 3”), is the record holder of 66,446 shares of the identified class of securities. Blackstone NSS Communications Partners (Cayman) L.P., a Cayman Islands exempted limited partnership (“Cayman 4”), is the record holder of 12,603,628 shares of the identified class of securities. Blackstone Family Communications Partnership (Cayman) L.P., a Cayman Islands exempted limited partnership (“Cayman 5”), is the record holder of 876,188 shares of the identified class of securities.

As the sole general partner of each of Cayman 1, Cayman 2 and Cayman 3, Blackstone Management Associates (Cayman) IV L.P., a Cayman Islands exempted limited partnership (“BMA”) may be deemed to be the beneficial owner of 4,493,272 shares of the identified class of securities. As the sole general partner of BMA, Blackstone LR Associates (Cayman) IV Ltd., a Cayman Islands exempted limited partnership (“BLRA”), may be deemed to be the beneficial owner of 4,493,272 shares of the identified class of securities.

As the sole general partner of each of Cayman 4 and Cayman 5, Blackstone Communications Management Associates (Cayman) L.P., a Cayman Islands exempted limited partnership (“BCMA”) may be deemed to be the beneficial owner of 13,479,816 shares of the identified class of securities. As the sole general partner of BCMA, Blackstone FI Communications Associates (Cayman) LDC, a Cayman Islands limited duration company (“BFICA”) may be deemed to be the beneficial owner of 13,479,816 shares of the identified class of securities.

Messrs. Peter G. Peterson and Stephen A. Schwarzman are directors and controlling persons of BLRA and BFICA (the “Founding Members”) and have the shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of the identified class of securities that may be deemed to be beneficially owned by BLRA and BFICA. As a result, the Founding Members may be deemed to beneficially own the shares of the identified class of securities that BLRA and BFICA may be deemed to beneficially own, but they disclaim any such beneficial ownership except to the extent of their individual pecuniary interest in such securities.

(b) Percent of class:

See item 11 of each cover page, which is based on Item 5 of each cover page.

(c) Number of shares as to which the person has;

(i) Sole power to vote or direct the vote: See Item 5 of each cover page.
(ii) Shared power to vote or to direct the vote: See Item 6 of each cover page.
(iii) Sole power to dispose or to direct the disposition of: See Item 7 of each cover page.
(iv) Shared power to dispose or to direct the disposition of: See Item 8 of each cover page.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

See Item 4(a) above.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

BMA is the general partner of each of Cayman 1, Cayman 2 and Cayman 3 and therefore may be deemed to be the beneficial owner of the securities held by such limited partnerships. However, BMA disclaims that it is a beneficial owner of such securities, except to the extent of its pecuniary interest in such securities.

BCMA is the general partner of each of Cayman 4 and Cayman 5 and therefore may be deemed to be the beneficial owner of the securities held by such limited partnerships. However, BCMA disclaims that it is a beneficial owner of such securities, except to the extent of its pecuniary interest in such securities.

BLRA is the general partner of BMA and therefore may be deemed to be the beneficial owner of the securities held by Cayman 1, Cayman 2 and Cayman 3. However, BLRA disclaims that it is a beneficial owner of such securities, except to the extent of its pecuniary interest in such securities.

BFICA is the general partner of BCMA and therefore may be deemed to be the beneficial owner of the securities held by Cayman 4 and Cayman 5. However, BFICA disclaims that it is a beneficial owner of such securities, except to the extent of its pecuniary interest in such securities.

Cayman 1, Cayman 2, Cayman 3, Cayman 4, Cayman 5, BMA, BCMA, BLRA and BFICA may be deemed to be a group in relation to their respective investments in the Issuer.

The Founding Members may be deemed to be a group in relation to their shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the securities held, through BLRA, BFICA, BMA and BCMA, by Cayman 1, Cayman 2, Cayman 3, Cayman 4 and Cayman 5.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.	CERTIFICATIONS.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BLACKSTONE CAPITAL PARTNERS (CAYMAN) IV L.P.

	By:	Blackstone Management Associates (Cayman) IV L.P., its
general partner

		By:	Blackstone LR Associates (Cayman) IV Ltd., its
general partner

			By:	/s/ John A. Magliano
				Name:	John A. Magliano
				Title:	Director

Dated: February 14, 2006

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) IV-A L.P.

	By:	Blackstone Management Associates (Cayman) IV L.P., its
general partner

		By:	Blackstone LR Associates (Cayman) IV Ltd., its
general partner

			By:	/s/ John A. Magliano
				Name:	John A. Magliano
				Title:	Director

Dated: February 14, 2006

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BLACKSTONE CAPITAL PARTNERS (CAYMAN) IV-A L.P.

	By:	Blackstone Management Associates (Cayman) IV L.P., its
general partner

		By:	Blackstone LR Associates (Cayman) IV Ltd., its
general partner

			By:	/s/ John A. Magliano
				Name:	John A. Magliano
				Title:	Director

Dated: February 14, 2006

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BLACKSTONE NSS COMMUNICATION PARTNERS (CAYMAN) L.P.

	By:	Blackstone Communication Management Associates (Cayman) L.P., its
general partner

		By:	Blackstone FI Communications Associates (Cayman)
LDC., its general partner

			By:	/s/ John A. Magliano
				Name:	John A. Magliano
				Title:	Director

Dated: February 14, 2006

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BLACKSTONE FAMILY COMMUNICATIONS PARTNERSHIP (CAYMAN) L.P.

	By:	Blackstone Communications Management Associates (Cayman) L.P., its
general partner

		By:	Blackstone FI Communications Associates (Cayman)
LDC., its general partner

			By:	/s/ John A. Magliano
				Name:	John A. Magliano
				Title:	Director

Dated: February 14, 2006

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BLACKSTONE MANAGEMENT ASSOCIATES (CAYMAN) IV L.P.

	By:	Blackstone LR Associates (Cayman) IV Ltd., its general partner

		By:	/s/ John A. Magliano
			Name:	John A. Magliano
			Title:	Director

Dated: February 14, 2006

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BLACKSTONE COMMUNICATIONS MANAGEMENT ASSOCIATES (CAYMAN) L.P.

	By:	Blackstone FI Communications Associates (Cayman) LDC, its general partner

		By:	/s/ John A. Magliano
			Name:	John A. Magliano
			Title:	Director

Dated: February 14, 2006

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BLACKSTONE LR ASSOCIATES (CAYMAN) IV LTD

	By:	/s/ John A. Magliano
		Name:	John A. Magliano
		Title:	Director

Dated: February 14, 2006

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BLACKSTONE FI COMMUNICATIONS ASSOCIATES (CAYMAN) LDC

	By:	/s/ John A. Magliano
		Name:	John A. Magliano
		Title:	Director

Dated: February 14, 2006

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Peter G. Peterson
PETER G. PETERSON

Dated: February 14, 2006

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Stephen A. Schwarzman
STEPHEN A. SCHWARZMAN

Dated: February 14, 2006